UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 14, 2010

Synergx Systems Inc.
(Exact name of registrant as specified in its charter)

Delaware	11-2941299
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

209 Lafayette Drive, Syosset, New York	11791
(Address of principal executive offices)	(Zip code)

Issuer's telephone number: (516) 433-4700

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Items.

As reported in the Form 10-K for the fiscal year ended September 30, 2009 filed by Synergx Systems Inc. (the “Company”), in October 2009, with consideration to the Company’s working capital requirements, our Board of Directors formed a Special Committee of independent outside directors to explore and consider various strategic alternatives including proposals for additional debt or the issuance of additional equity capital, the sale of one or more of the Company’s lines of business or the sale of the Company in an effort to enhance stockholder value. The Special Committee is authorized to negotiate on behalf of the Board of Directors and to consider, pursue and accept or reject any proposals received, subject to required stockholder approval and other terms that the Special Committee determines.  The Special Committee’s members include Harris Epstein and Ronald P. Fetzer. The Special Committee has retained Ladenburg Thalmann as its independent financial advisor to assist it in its evaluation of strategic alternatives. The Special Committee has also retained independent legal counsel. There is no assurance that the Special Committee will procure or receive offers for a strategic alternative to address the Company’s capital needs, and if it does, that an agreement for a transaction will be reached, approved or consummated. The Company does not intend to provide ongoing disclosure with respect to the progress of its work unless a definitive agreement is approved and executed, or unless the Company believes disclosure is otherwise appropriate.

The following information was reported in a beneficial ownership report on Schedule 13D filed on January 14, 2010 by Firecom, Inc.:

On December 30, 2009, the Reporting Persons informed the Special Committee of the Issuer’s Board of Directors (the “Special Committee”) that Firecom was proposing a negotiated merger transaction to acquire all of the outstanding shares of the Issuer’s Common Stock not currently owned by Firecom.

On January 6, 2010, at a meeting between the members of the Special Committee and the officers of Firecom, and their respective representatives, Firecom proposed a merger (the “Merger”) of a newly-formed wholly-owned subsidiary of Firecom with and into the Issuer pursuant to a Merger Agreement in the form presented by Firecom.  As a result of negotiation with the Special Committee and subject to the conditions referred to below, upon the effectiveness of the Merger, the Issuer’s stockholders (other than Firecom and any stockholders of the Issuer who properly exercise appraisal rights under Delaware law) would receive $0.60 in cash for each share of the Issuer’s Common Stock.

The Merger would be subject to the negotiation and execution of a mutually satisfactory Merger Agreement, which would contain customary covenants and closing conditions, including the Special Committee receiving a “fairness” opinion from an independent investment banker, the Issuer having a period of time during which it could solicit takeover proposals from third parties, and approval of the Merger Agreement by vote of holders of a majority of the outstanding shares of Common Stock at a special meeting to be called and held after clearance by the staff of the Securities and Exchange Commission (the “SEC”) of the requisite proxy material and related filings.

Assuming the Merger is completed, the Issuer would be a privately-held corporation.  There would not be any public market for the Issuer’s Common Stock nor any price quotations with respect to sales prices of the Issuer’s Common Stock in the public market, and the Reporting Persons would cause the Issuer to seek the termination of the registration of the Issuer’s Common Stock under the federal securities laws, whereby the Issuer will no longer be required to file periodic reports with the SEC.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

SYNERGX SYSTEMS INC. (Registrant)

Dated: January 14, 2010	By:	/s/ John A. Poserina
John A. Poserina, Chief Financial Officer, Treasurer, Secretary, Vice President and Director (Principal Accounting and Financial Officer)